COMPANY CONTACT:
                                         Checkpoint Systems, Inc.
                                         Craig Burns
                                         Executive Vice President,
                                         Chief Financial Officer and Treasurer
                                         (856) 848-1800
                                       INVESTOR RELATIONS CONTACTS:
                                         Christine Mohrmann, Jim Olecki
                                         Financial Dynamics
                                         (212) 850-5600

FOR IMMEDIATE RELEASE


         Checkpoint SYSTEMS, INC. announces SECOND Quarter 2005 Results


Thorofare, New Jersey, August 2, 2005 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 26, 2005.

Revenue for the second quarter of 2005 increased 11.2% to $210.4 million, compared to revenue of $189.3 million in the second quarter of last year. Foreign exchange had a positive impact on revenue of $6.4 million, or 3.4%, in the second quarter 2005, as compared to the second quarter 2004.

The GAAP reported net income for the second quarter of 2005 was $9.5 million, or $0.25 per diluted share, compared to a net loss of $6.4 million, or $0.17 per diluted share, in the second quarter of 2004. Excluding restructuring charges in the second quarter of 2005 and litigation charges in the second quarter of 2004, the Company's net income for the second quarter 2005 was $0.36 per diluted share as compared to $0.22 per diluted share in the second quarter 2004. The Company recorded an after-tax restructuring charge in the second quarter of 2005 of $4.4 million, or $0.11 per diluted share, related to its European cost reduction initiatives. Net income for the second quarter of 2004 includes a charge in the amount of $14.9 million, net of tax, related to the settlement agreement with ID Security Systems Canada Inc. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

"Checkpoint had an excellent quarter as our earnings before restructuring reached an all time high," said George Off, Chairman and Chief Executive Officer of Checkpoint. "Our security business grew over 17% versus the second quarter of last year. In the US, our electronic article surveillance (EAS) business continued its strong performance driven by the ongoing roll-out of our RF-EAS technology with CVS/Pharmacy. We continue to see increased activity in apparel source marking using integrated security tagging solutions in both the U.S. and Europe and expect this increased activity to lead to the installation of RF-EAS systems in more than 2,500 apparel stores this year. Our European operations also reported revenue growth in the quarter led by their CheckNet service bureau business which grew by 44% in the quarter on a constant currency basis.

Large account rollout activity is a part of our business that can make year over year comparisons difficult. The large account rollout activities for CVS and 2,500 apparel stores will present difficult sales comparables in 2006, but they will increase associated recurring EAS label volumes by more than 10%. In the current year, we are facing difficult sales comparables in our CCTV and Australian businesses because they enjoyed large account rollout activity in 2004."

Strategic Direction:

Mr. Off continued, "As expected, we are taking actions to reduce our operating costs in Europe by consolidating certain administrative functions primarily in Germany and France during the second half of 2005. We are planning additional initiatives to improve our sales productivity and overhead structure in Europe. We believe these actions will yield a positive, long-term impact on margins, although there will be costs associated with them in the short-term. As a result, we expect to record restructuring charges over the next 12-18 months as plans are developed. The restructuring charges that we recorded in the second quarter of $6.3 million and anticipate recording in the third quarter of between $7 million and $10 million will begin to benefit our results as we exit year 2005. We would expect these actions to generate approximately $8 million to $10 million in annual cost savings, with a substantial portion of these cost savings being realized in 2006. In addition, we have commenced the process of actively marketing the barcode systems businesses to prospective buyers. We remain committed to achieving our stated target of 15% operating margins by year-end 2007."

Financial highlights for the second quarter of 2005:

o Gross profit was $88.5 million, or 42.1% of revenue, versus $83.5 million, or 44.1% of revenue in the second quarter of 2004.

o Selling, general, and administrative expenses (SG&A) were $63.6 million, compared with $62.4 million in the second quarter of last year. As a percentage of revenue, SG&A expenses were 30.2% in the current year period, compared with 33.0% in the second quarter of 2004.

o Research and development expenses were $4.9 million, or 2.3% of revenue, in the second quarter of 2005, compared to $7.6 million, or 4.0%, in the second quarter of the prior year.

o Other operating expenses for the second quarter of 2005 include $6.3 million of pre-tax restructuring charges related to the rationalization of European SG&A costs ($4.4 million after-tax). Other operating expenses for the second quarter of 2004 include a pre-tax litigation settlement of $19.95 million ($14.9 million after-tax).

o The GAAP reported operating income was $13.8 million in the second quarter of 2005, compared to an operating loss of $6.5 million in the second quarter of 2004.

o Operating income, excluding the other operating expenses described above, was $20.1 million, or 9.5% of revenue, in the second quarter of 2005, compared to $13.5 million, or 7.1% of revenue, in the second quarter of 2004. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o The GAAP reported net earnings for the second quarter of 2005 was $9.5 million, or $0.25 per diluted share, compared to a net loss of $6.4 million, or $0.17 per diluted share for the same period of 2004.

o Excluding other operating expenses, net earnings for the second quarter of 2005 was $13.9 million, or $0.36 per diluted share, compared to $8.4 million, or $0.22 per dilute share during the same period a year ago.

o Cash flow from operations was $12.4 million in the second quarter of 2005, compared to negative $1.4 million in the second quarter of 2004.

o At June 26, 2005 cash and cash equivalents were $73.8 million, working capital was $198.0 million and total debt was $67.5 million. Capital expenditures in the quarter were $3.4 million.

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, added, "Gross margins during the second quarter continued to reflect the increase in costs associated with the large customer installation activity in our security segment. As these roll-outs conclude towards the end of 2005, we expect margins to improve. Our balance sheet remains strong, allowing for the financial flexibility needed to pursue our growth initiatives."

Mr. Off concluded, "Overall, we are pleased by the momentum we experienced in the first half of the year, in spite of a soft European retail economy, and are optimistic regarding the remainder of 2005. We continue to expect revenues within our core operations (i.e. excluding the barcode systems businesses) to increase 5% to 7%, and diluted earnings per share of between $1.15 and $1.25. However, foreign exchange rates play a significant role in our results and currency movements are hard to predict. Our earnings per share guidance includes the results of our barcode systems businesses, but excludes any costs associated with exiting those businesses and any other restructuring costs. We also continue to expect to generate $45 million to $55 million of free cash flow before restructuring for the 2005 full-year period."

Financial highlights for the six months ended June 26, 2005:

o Reported revenue of $392.5 million, compared to $369.9 million in the same period of 2004, an increase of 6.1%. Foreign exchange had a positive impact on revenue of approximately $11.8 million or 3.2% for the first six months of 2005, compared to 2004.

o Gross profit for the first six months of 2005 was $163.7 million, or 41.7% of revenue, compared to $159.2 million or 43.0% of revenue for the first six months of 2004.

o The reported operating income was $19.4 million for the first six months of 2005, compared to $2.9 million for the same period of 2004. Excluding other operating expenses, operating income was $25.7 million, or 6.6% of revenue, compared to $22.8 million, or 6.2% of revenue, in the first six months of 2004. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o The GAAP reported net earnings for the first six months of 2005 was $13.3 million, or $0.35 per diluted share, compared to a net loss of $1.0 million, or $0.03 per diluted share, for the first six months of 2004.

o Excluding other operating expenses, the net earnings for the first six months of year 2005 were $17.8 million, or $0.46 per diluted share, compared to $13.9 million, or $0.37 per diluted share. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

Checkpoint Systems will host a conference call today, August 2, 2005, at 10 a.m. Eastern Time, to discuss its second quarter 2005 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, retail merchandising systems, and barcode labeling systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 31 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.


                                 (Tables Follow)





                                                       Checkpoint Systems, Inc.
                                                 Consolidated Statements of Operations
                                                 (Thousands except per share amounts)
                                                              (unaudited)

                                                                 Quarter Ended                     Six Months Ended
                                                                  (13 Weeks)                          (26 Weeks)

                                                            June 26,       June 27,           June 26,         June 27,
                                                              2005           2004               2005             2004
                                                          -------------  -------------      --------------   --------------

Net revenues                                                   210,381        189,270             392,548          369,916
Cost of revenues                                               121,846        105,780             228,867          210,749
                                                          -------------  -------------      --------------   --------------
Gross profit                                                    88,535         83,490             163,681          159,167

Selling, general, and administrative expenses                   63,597         62,405             128,238          123,058
Research and development expenses                                4,863          7,593               9,731           13,287
Restructuring expenses                                           6,274              --               6,274                --
Litigation settlement                                                --         19,950                   --           19,950
                                                          -------------  -------------      --------------   --------------
Operating income (loss)                                         13,801        (6,458)              19,438            2,872

Interest income                                                    483            332               1,069              785
Interest expense                                                   908          1,473               1,881            3,653
Other (loss) gain, net                                            (47)          (169)                 131            (113)
                                                          -------------  -------------      --------------   --------------
Earnings (loss) before income taxes and minority interest       13,329        (7,768)              18,757            (109)

Income taxes                                                     3,802        (1,350)               5,376              871
Minority interest                                                   26             24                  49               33
                                                          -------------  -------------      --------------   --------------
                                                          -------------  -------------      --------------   --------------
Net earnings (loss)                                             $9,501       $(6,442)            $ 13,332         $(1,013)
                                                          =============  =============      ==============   ==============

Net earnings (loss) per share:
  Basic                                                         $ 0.25              $              $ 0.35         $ (0.03)
                                                                               (0.17)
  Diluted                                                       $ 0.25       $ (0.17)              $ 0.35         $ (0.03)

Weighted average common stock outstanding                       38,024         37,576              37,966           36,271
Weighted average common stock and
  dilutive stock outstanding                                    38,700         38,413              38,625           37,222


                            Checkpoint Systems, Inc.
                       Summary Consolidated Balance Sheet
                                   (Thousands)

                                                          June 26,                   December 26,
                                                           2005                        2004
                                                           ----                        ----
                                                       (unaudited)
                                                     (preliminary)

Cash and Cash Equivalents                               $  73,797                     $102,694
Working Capital                                         $ 197,980                     $166,912
Current Assets                                          $ 380,698                     $400,582
Total Debt                                              $  67,515                     $ 72,767
Shareholders' Equity                                    $ 369,090                     $378,763
Total Assets                                            $ 712,980                     $766,948

..

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC
Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulation G and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

                            Checkpoint Systems, Inc.
              Reconciliation of GAAP to Non-GAAP Financial Measures
                                   (Thousands)
                                   (unaudited)

                                                                 Quarter Ended                     Six Months Ended
                                                                  (13 Weeks)                          (26 Weeks)

                                                            June 26,       June 27,           June 26,         June 27,
                                                              2005           2004               2005             2004
                                                          -------------  -------------      --------------   --------------
Reconciliation of GAAP to Non-GAAP Operating Margin:

Net revenues                                                  $210,381       $189,270            $392,548         $369,916
                                                          =============  =============      ==============   ==============
                                                          =============  =============      ==============   ==============

GAAP operating income (loss)                                   $13,801      $ (6,458)             $19,438           $2,872

Non-GAAP adjustments:

Loss from settlement of lawsuit with ID Security
  Systems Canada Inc.                                                --         19,950                   --           19,950

Restructuring expense related to European
  rationalization initiatives                                    6,274              --               6,274                --

Adjusted Non-GAAP operating income before
   taxes and minority interest                                $ 20,075       $ 13,492            $ 25,712         $ 22,822
                                                          =============  =============      ==============   ==============
                                                          =============  =============      ==============   ==============

GAAP operating margin                                             6.6%            N/M                5.0%             0.8%

Adjusted Non-GAAP operating margin                                9.5%           7.1%                6.6%             6.2%


                            Checkpoint Systems, Inc.
         Reconciliation of GAAP to Non-GAAP Financial Measures continued
                      (Thousands except per share amounts)
                                   (unaudited)

                                                                 Quarter Ended                     Six Months Ended
                                                                  (13 Weeks)                          (26 Weeks)

                                                            June 26,       June 27,           June 26,         June 27,
                                                              2005           2004               2005             2004
                                                          -------------  -------------      --------------   --------------
Reconciliation of GAAP to Non-GAAP Net
  Income:

Net earnings (loss), as reported                                $9,501       $ (6,442)            $13,332        $  (1,013)

Non-GAAP adjustments:

Loss from settlement of lawsuit with ID Security
  Systems Canada Inc., net of tax                                   --         14,868                  --           14,868

Restructuring expense related to European
  rationalization initiatives, net of tax                        4,445             --               4,445                --

Adjusted net income                                           $ 13,946        $ 8,426            $ 17,777         $ 13,855
                                                          =============  =============      ==============   ==============
                                                          =============  =============      ==============   ==============

Reported diluted shares                                         38,700         37,576              38,625           36,271

Adjusted diluted shares                                         38,700         39,679              38,625           40,124

Reported earnings per share - diluted                           $ 0.25        $ (0.17)             $ 0.35          $ (0.03)

Adjusted earnings per share - diluted                           $ 0.36         $ 0.22              $ 0.46           $ 0.37


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